                                                                      Exhibit 12


                    UNION TANK CAR COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Thousands)

                                                       For the Year Ended December 31,
                                     Line   -----------------------------------------------------
                                    Number     1996       1995       1994       1993       1992
                                    ------   --------   --------   --------   --------   --------
Income Available for
  Fixed Charges:
--------------------

Income from continuing
  operations                          1      $102,583   $ 84,465   $ 63,378   $ 49,730   $ 48,382

Provision for federal income
  taxes and foreign taxes             2        58,398     44,975     38,435     38,332     30,191

Provision for state income
  taxes                               3         1,208      1,053      1,706      2,420      2,605

Fixed charges (line 8)                4        88,215     92,764     98,807    101,973    106,895
                                             --------   --------   --------   --------   --------

Income available for fixed
  charges                             5      $250,404   $223,257   $202,326   $192,455   $188,073
                                             ========   ========   ========   ========   ========

Fixed Charges:
--------------

Interest expenses (including
  amortization of debt discount)
  as shown on the consolidated
  statement of income                 6      $ 72,138   $ 81,179   $ 91,442   $ 96,584   $105,417

Add interest portion of rent
  expense                             7        16,077     11,585      7,365      5,389      1,478
                                             --------   --------   --------   --------   --------

Total fixed charges                   8      $ 88,215   $ 92,764   $ 98,807   $101,973   $106,895
                                             ========   ========   ========   ========   ========

Number of times fixed charges
  were earned (line 5/line 8)                    2.84       2.41       2.05       1.89       1.76
                                             ========   ========   ========   ========   ========

                                     -46-